Filed pursuant to Rule 424(b)(3)

Registration No. 333-139499

Prospectus Supplement No. 1

(To Prospectus dated January 18, 2007)

4,280,714

SHARES

WILLBROS GROUP, INC.

COMMON STOCK

This prospectus supplement No. 1 supplements and amends the Prospectus dated January 18, 2007 (the “Prospectus”). This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

This prospectus supplement includes our attached Current Report on Form 8-K filed on January 16, 2007.

There are significant risks associated with an investment in our securities. These risks are described under the caption “Risk Factors” beginning on page 6 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 19, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 9, 2007

WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama

(State or Other Jurisdiction of Incorporation)

1-11953	98-0160660
(Commission File Number)	(IRS Employer Identification No.)

Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama

(Address of Principal Executive Offices) (Zip Code)

+50-7-213-0947

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective January 9, 2007, Peter A. Leidel has resigned his position as a member of the Board of Directors of Willbros Group, Inc. (the “Registrant”). The Registrant’s press release announcing his resignation and the election of Gerald J. Maier as a director, which is discussed below, is attached as Exhibit 99.1 to this Form 8-K.

(d) On January 9, 2007, the Board of Directors of the Registrant, upon the recommendation of the Nominating/Corporate Governance Committee of the Board of Directors, appointed Gerald J. Maier to serve as a Class I director of the Board of Directors, to fill the vacancy created due to Mr. Leidel’s resignation, for a term expiring at the Annual Meeting of Stockholders of the Registrant in 2009 and until his successor is duly elected or chosen and qualifies, unless he sooner dies, resigns or is removed. He has not been appointed to any committees of the Board of Directors.

Mr. Maier, as a non-employee director, will participate in the Registrant’s 2006 Director Restricted Stock Plan, as amended (the “Plan”). In conjunction with his appointment, he will automatically receive an initial award of rights to receive shares of Common Stock of the Registrant under the Plan. The number of shares represented by the rights will equal $30,000 divided by the fair market value of a share of Common Stock of the Registrant on the day of the award (or 1,631 shares). As a non-employee director, Mr. Maier will receive cash compensation consistent with other non-employee directors as reported in the Registrant’s Proxy Statement for its 2006 Annual Meeting of Stockholders filed on July 5, 2006.

Also in conjunction with his appointment, on January 9, 2007, the Registrant entered into an Indemnification Agreement with Mr. Maier, the form of which has been filed as Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1, Registration No. 333-5413. The Indemnification Agreement provides indemnity to the director against liabilities incurred in the performance of his duties to the fullest extent permitted by law.

Item 9.01. Financial Statements and Exhibits.

(d)	The following exhibit is filed herewith:

99.1	Press release dated January 11, 2007, issued by the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: January 16, 2007	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 11, 2007, issued by the Registrant.

Exhibit 99.1

	CONTACT:	Michael W. Collier	Connie Dever
NEWS RELEASE		Vice President	Director
		Investor Relations	Strategic Planning
		Willbros USA, Inc.	Willbros USA, Inc.
		(713) 403-8016	(713) 403-8035

FOR IMMEDIATE RELEASE		Jack Lascar / Partner
DRG&E
(713) 529-6600

WILLBROS APPOINTS GERALD J. MAIER TO BOARD OF DIRECTORS

HOUSTON – January 11, 2007 – Willbros Group, Inc. (NYSE:WG) announced that Gerald J. Maier has been appointed to its Board of Directors. Mr. Maier served as Chairman of TransCanada PipeLines, a natural gas transmission and power company, from 1992 until his retirement in 1998. He also served as President and Chief Executive Officer of TransCanada PipeLines from 1985 to 1994. Mr. Maier is a director of Bow Valley Energy Ltd., a Canadian oil and gas company listed on the Toronto Stock Exchange. Mr. Maier has served as Chairman of Granmar Investment, Ltd., a private family enterprise, since 1986, and as Chairman of the Board of Regents of the Athol Murray College of Notre Dame since 1997. Mr. Maier is the recipient of numerous honors and awards for his professional accomplishments and civic and charitable contributions. He is a Fellow of the Canadian Academy of Engineering. Mr. Maier holds a B.Sc. degree in Petroleum Engineering from the University of Alberta.

Randy Harl, President and CEO commented, “Willbros is currently well positioned in the oil sands region of northern Alberta. We believe Gerry’s extensive experience in the pipeline and energy sector will help the Company strengthen its engineering and construction services for pipelines and related facilities in the expanding Canadian market.”

Mr. Maier will serve as a Class I director fulfilling the term of Peter A. Leidel, who has resigned from his position as Director, effective January 9, 2007. Mr. Leidel had served on the board of Willbros Group, Inc. since 1992.

Mike Curran, Chairman, commented, “Pete Leidel has served the Company with distinction for more than a decade and his contributions to the growth of Willbros are greatly appreciated. We wish him all the best in his future endeavors. We are pleased to have Gerry join our board and look forward to his active participation.”

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Willbros Group, Inc. is an engineering and construction contractor serving the oil, gas and power industries; providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide. More information on the Company can be found at www.willbros.com.

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